Exhibit 99.1

CONTACT:
Environmental Power Corporation	-OR-	Barretto Pacific Corporation
Kam Tejwani		John Baldissera
President and Chief Executive Officer		800-368-1217
(603) 431-1780		ir@barrettopacific.com
ktejwani@environmentalpower.com

Environmental Power Corporation Reports 2005 Financial Results

PORTSMOUTH, N.H., March 28, 2006 — Environmental Power Corporation (AMEX:EPG) today announced results for the fourth quarter and year ended December 31, 2005 (see attached tables).

Fourth Quarter 2005

Total revenues for the fourth quarter of 2005 decreased 42% to $9.9 million from $17.1 million in the fourth quarter of 2004, including $527,000 in revenues at the Company’s subsidiary, Microgy, Inc. (“Microgy”). In 2004, Microgy recognized $2.1 million of revenues from the sale of its three projects under its relationship with Dairyland. The decrease in sales in 2005 is a result of Microgy’s change in focus from the sale of facilities to a business model emphasizing the ownership of facilities, pursuant to which Microgy will construct and own facilities and generate revenues from the ongoing sale of the biogas or pipeline-grade gas produced.

Power generation revenues at the Company’s subsidiary, Buzzard Power Corporation (“Buzzard”), decreased 38% to $9.4 million from $15.0 million in the fourth quarter of 2004. This decrease was due to the planned maintenance outage that occurred in October 2005, whereas in 2004, the outage occurred in June. The 2005 maintenance outage lasted 10 days longer than expected due to additional work required on the facility’s turbines.

Total costs and operating expenses in the fourth quarter of 2005 decreased 10% to $16.2 million from $18.1 million in the fourth quarter of 2004. Operating expenses in the fourth quarter of 2005 included $1.0 million in cost of goods sold at Microgy. Consistent with the implementation of its project ownership model, Microgy expects cost of goods sold to decrease in 2006, while capital expenditures are expected to increase. The Company recognized $1 million in non-cash stock-based compensation income in the fourth quarter of 2005, as compared to $333,000 expense in the same period last year.

Buzzard generated a pre-tax loss of $4.9 million in the fourth quarter of 2005, as compared to pre-tax income of $151,000 in the fourth quarter of 2004. Pre-tax losses at Microgy totaled $2.0 million in the fourth quarter of 2005, as compared to pre-tax losses of $1.0 million in the same period last year.

The Company reported a net loss for the fourth quarter of 2005 of $6.1 million, or $0.73 per share, on 8.3 million weighted average common shares outstanding, as compared to a net loss of $1.6 million, or $0.33 per share, on 5.0 million weighted average common shares outstanding in the fourth quarter of 2004.

2005 Review

Total revenues decreased 7% to $55.8 million in 2005 from $59.8 million in 2004, and included $4.1 million of product sales from Microgy, as compared to $3.7 million of such sales in 2004.

Power generation revenues at Buzzard decreased 8% to $51.7 million in 2005 from $56.1 million in 2004. This decrease was due primarily to a 4% decrease in billed power revenues to $51.6 million in 2005 from $53.9 million in 2004 and to a decrease in accrued power generation revenues from $2.1 million in 2004 to $122,000 in 2005. Billed power revenues decreased partly because the 2005 maintenance outage lasted 10 days longer than expected due to additional work required on the facility’s turbines. Buzzard operated at a 90% capacity rate in 2005, compared to a 92% capacity rate in 2004. The accrued power generation revenues are related the FASB 13 lease accounting treatment of the power purchase agreement.

Total operating expenses in 2005 rose 6% to $67.4 million from $63.4 million in 2004. Included in these expenses was $6.1 million in costs of goods sold for Microgy (as described above), as compared to $3.7 million of such costs in 2004, and $900,000 in non-cash stock-based compensation expense, as compared to an expense of $2.3 million last year. As noted above, the Company expects cost of goods sold at Microgy to decrease in 2006, whereas capital expenditures are expected to increase as Microgy focuses on developing, owning and operating its projects for its own account.

Interest expense for 2005 decreased to $499,000 from $755,000 in 2004. This decrease reflects lower outstanding balances on our loan from ArcLight Capital Partners, L.P. and working capital loans.

The Company reported a net loss for 2005 of $11.4 million, or $1.55 per share on 7.4 million weighted average common shares outstanding, as compared to a net loss of $4.0 million, or $0.86 per share, on 4.6 million weighted average common shares outstanding in 2004.

ABOUT ENVIRONMENTAL POWER CORPORATION

Environmental Power Corporation is a developer, owner and operator of renewable energy production facilities. Its principal operating subsidiary, Microgy, Inc., holds an exclusive license in North America for the development and deployment of a proprietary anaerobic digestion technology. Microgy is a developer of renewable energy facilities for the production and commercial application of methane-rich biogas from agricultural and food industry wastes. The biogas can be used to produce pipeline-grade methane or marketable biogas, liquefied natural gas, or LNG, renewable electrical energy or thermal energy, as well as other useful by-products. Environmental Power’s other principal subsidiary, Buzzard Power Corporation, holds a 22-year leasehold interest in the waste-coal fired Scrubgrass facility. Scrubgrass generates 83 MW of electricity by burning more than 600,000 tons of waste coal annually from active and abandoned area mine waste dumps. For more information visit the Company’s web site at www.environmentalpower.com.

CAUTIONARY STATEMENT

The Private Securities Litigation Reform Act of 1995, referred to as the PSLRA, provides a “safe harbor” for forward-looking statements. Certain statements contained in this press release, such as statements concerning planned manure-to-energy systems, our sales pipeline, our backlog, our projected sales and financial performance, statements containing the words “may,” “assumes,” “forecasts,” “positions,” “predicts,” “strategy,” “will,” “expects,” “estimates,” “anticipates,” “believes,” “projects,” “intends,” “plans,” “budgets,” “potential,” “continue,” “targets” “proposed,” and variations thereof, and other statements contained in this press release regarding matters that are not historical facts are forward-looking statements as such term is defined in the PSLRA. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: uncertainties involving development-stage companies; uncertainties regarding project financing, the lack of binding commitments and/or the need to negotiate and execute definitive agreements for the construction and financing of projects, the sale of project output, the supply of substrate and other requirements and for other matters; financing and cash flow requirements and uncertainties; inexperience with the development of multi-digester projects; risks relating to fluctuations in the price of commodity fuels like natural gas, and our inexperience with managing such risks; difficulties involved in developing and executing a business plan; difficulties and uncertainties regarding acquisitions; technological uncertainties; including those relating to competing products and technologies; risks relating to managing and integrating acquired businesses; unpredictable developments; including plant outages and repair requirements; the difficulty of estimating construction, development, repair and maintenance costs and timeframes; the uncertainties involved in estimating insurance and implied warranty recoveries, if any; the inability to predict the course or outcome of any negotiations with parties involved with our projects; uncertainties relating to general economic and industry conditions, and the amount and rate of growth in expenses; uncertainties relating to government and regulatory policies and the legal environment; uncertainties relating to the availability of tax credits, deductions, rebates and similar incentives; intellectual property issues; the competitive environment in which Environmental Power Corporation and its subsidiaries operate and other factors, including those described in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, well as in other filings we make with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SELECTED FINANCIAL DATA	Year Ended December 31
	2005	2004	2003	2002	2001(1)
Results of Operations Data:
Revenues	$55,800	$59,790	$53,365	$54,984	$53,518
Costs and expenses:
Operating expenses	$28,872	$28,625	$25,124	$24,140	$23,681
Lease expenses	20,830	22,066	22,382	25,291	24,706
Cost of goods sold	6,116	3,736	—	—	—
General and administrative expenses	10,155	6,211	5,644	5,606	3,859
Non-cash compensation	900	2,320	713	50	114
Depreciation and amortization	487	472	495	545	441

	$67,360	$63,430	$54,358	$55,631	$52,801

Operating (loss) income	$(11,560)	$(3,640)	$(993)	$(647)	$717
Other income (expense):
Other income	$33	$—	$2	$—	$2,135
Interest income	315	45	31	48	78
Interest expense	(499)	(755)	(352)	(142)	(185)
Sale of NOx emission credits	—	—	—	2,428	—
Amortization of deferred gain	308	308	308	308	308

	$157	$(402)	$(11)	$2,642	$2,336

(Loss) income before income taxes	$(11,403)	$(4,042)	$(1,004)	$1,995	$3,053
Income tax expense (benefit)	11	(84)	(26)	857	1,374

Net (loss) income	$(11,414)	$(3,958)	$(978)	$1,138	$1,679
Basic earnings (loss) per common share	$(1.55)	$(0.86)	$(0.29)	$0.38	$0.83
Diluted earnings (loss) per common share	$(1.55)	$(0.76)	$(0.29)	$0.38	$0.79
Weighted average number of common shares outstanding on a diluted basis	7,384	4,583	3,376	2,973	2,107

Balance Sheet Data:
Total assets	$120,430	$108,948	$103,154	$92,958	$85,566
Working capital	18,520	5,907	3,876	(585)	(1,499)
Deferred gain	3,238	3,547	3,855	4,164	4,472
Long-term obligations	80,439	80,410	79,814	71,244	65,216
Shareholders’ equity	25,697	10,218	6,620	6,186	4,383

(1)	The Results of Operations Data for 2001 includes Microgy from July 23, 2001 to December 31, 2001.

SOURCE: Environmental Power Corporation

CONTACT

Kam Tejwani of Environmental Power Corporation, +1-603-431-1780 ktejwani@environmentalpower.com; or	Investor Relations, John Baldissera of BPC Financial Marketing for Environmental Power Corporation, 1-800-368-1217